SUBJECT TO COMPLETION, DATED JULY 6, 1998

PROSPECTUS

                     EP MEDSYSTEMS, INC.
              2,250,000 Shares of Common Stock

This Prospectus relates to 2,250,000 shares of common stock, no par value, stated value $.001 per share ("Common Stock"), of EP MedSystems, Inc., a New Jersey corporation (the "Company"), which may be offered from time to time by certain security holders of the Company (the "Selling Security Holders"), or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through brokers or agents in one or more transactions at varying prices determined at the time of sale or at fixed or negotiated prices. See "Plan of Distribution."

The Company will not receive any of the proceeds from the sale of the 2,250,000 shares of Common Stock (the "Shares") offered hereby by the Selling Security Holders. The expenses of the registration of the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and the registration or qualification of the Shares under any applicable state securities laws will be paid by the Company. The aggregate proceeds to the Selling Security Holders will be the offering price of the Shares sold, less applicable agents' commissions and underwriting discounts, if any.

All of the Shares were "restricted securities" under the Securities Act prior to their registration hereunder. The Company sold all of the Shares to the Selling Security Holders in a private transaction on April 9, 1998. The shares of Common Stock sold in such transaction constitute the Shares being registered hereunder.

The  Common  Stock is traded on the Nasdaq  National  Market
("Nasdaq") under the symbol "EPMD." On July 2, 1998, the last reported sale price of the Common Stock was $2.625 per share.

The securities offered hereby involve a high degree of risk.
                     See "Risk Factors."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                        Proceeds to
                        Underwriting      Proceeds        Selling
            Price to    Discounts and        to          Security
           Public (1)  Commissions (2)  Company (3)     Holders (4)
           ---------   ---------------  -----------     -----------
Per Share   $2.625           --              --         $2.625
Total      $5,906,250        --              --         $5,906,250

1. Represents the last reported sale price per  share  of
Common Stock on Nasdaq on July 2, 1998.
2. Cannot be estimated at this time.
3. The Company will pay estimated expenses of $46,000  in
connection with the offering of the Shares by the  Selling
Security Holders.
4. Before   applicable   underwriting   discounts    or
commissions, which cannot be estimated at this time.

             The date of this Prospectus is July 6, 1998

No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any indication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any date subsequent to the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.


                      TABLE OF CONTENTS
                                                     Page
Available Information                                 1
Incorporation of Certain Documents by Reference       2
Forward Looking Statements                            2
Risk Factors                                          3
The Company                                           3
Use of Proceeds                                       3
Selling Security Holders                              4
Plan of Distribution                                  5
Legal Matters                                         6
Experts                                               6

                    AVAILABLE INFORMATION

The Company has filed with the U.S. Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act with respect to the Shares of Common Stock offered by this Prospectus. This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted in accordance with the Commission's rules and regulations. For further information with respect to the Company and the Shares offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. The statements in this Prospectus are qualified in their entirety by reference to the contents of any agreement or other document incorporated herein by reference, a copy of which is filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission. A copy of the Registration Statement may be inspected without charge at the Commission's principal offices, and copies of all or any part of the Registration Statement may be obtained from such office upon payment of the fees prescribed by the Commission.

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission in Washington, D.C. (450 Fifth Street, N.W., Room 1024, Judiciary Plaza, Washington, D.C. 20549) and at the Commission's Regional Offices in New York (7 World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661). The Company is an electronic filer and the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the web site is "http://www.sec.gov." The Company's reports, proxy statements and other information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

       INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed with the Commission by the Company are incorporated by reference into this Prospectus:

(1) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1997;

(2) The Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 1998;

(3)  The Company's Current Report on Form 8-K dated April
14, 1998;

(4) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed April 19,
1996; and

All  documents  filed  with the Commission  by  the  Company pursuant  to  Section  13(a), 13(c),  14  or  15(d)  of  the
Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed modified, superseded or replaced for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein modifies, supersedes or replaces such statement. Any statement so modified, superseded or replaced shall not be deemed, except as so modified, superseded or replaced, to constitute a part of this Prospectus.

The Company will provide without charge to each person, including any beneficial owner of Common Stock, to whom a copy of this Prospectus is delivered, upon such person's written or oral request, a copy of any and all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests should be directed to EP MedSystems, Inc. 100 Stierli Court, Mount Arlington, NJ 07856, Attention: Corporate Secretary, telephone: (973) 398-2800.

                 FORWARD-LOOKING STATEMENTS

In addition to historical information, this Prospectus contains forward-looking statements relating to such matters as anticipated financial and operational performance, business prospects, technological developments, results of clinical trials, new products, research and development activities and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. The Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forward-looking statements. When used in this Prospectus, the words or phrases "believes," "anticipates," "expects," "intends," "will likely result," "estimates," "projects" or similar expressions are intended to identify such forward-looking statements, but are not the exclusive means of identifying such statements. Such forward-looking statements are only predictions, and the actual events or results may differ materially from the results discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those matters discussed herein in the section entitled "Risk Factors."

The Company cautions readers to review the cautionary statements set forth in this Prospectus and in the Company's other reports filed with the Securities and Exchange Commission and cautions that other factors may prove to be important in affecting the Company's business and results of operations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this report. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this report.

                        RISK FACTORS

An investment in the Company's Common Stock is speculative in nature, involves a high degree of risk and should only be made by an investor who can afford the loss of his entire investment. Prospective purchasers should carefully consider the risk factors contained in the section titled "Factors That May Impact Future Operations" in the Company's Annual Report on Form 10-KSB and other periodic reports filed under the Exchange Act, as well as the other information set forth in this Prospectus, before purchasing the Shares offered hereby. Such risk factors could cause the Company's actual results to differ materially from those expressed in the Company's forward-looking statements in this Prospectus or have a material adverse effect upon the Company's business, results of operations, prospects and financial condition.

                         THE COMPANY

EP MedSystems, Inc. designs, manufactures and markets a broad-based line of products for the cardiac electrophysiology ("EP") market for the purpose of diagnosing, monitoring, managing and treating irregular heartbeats known as arrhythmias. This product line includes the EP WorkMate, a computerized monitoring and analysis workstation (the "EP WorkMate"), the EP-3 computerized electrophysiology stimulator (the "EP-3 Stimulator" or "EP-3") and the PaceBase/TeleTrace III receiver, an integrated ECG monitoring device and computerized transmission system for automation of pacemaker and arrhythmia follow-up testing and data archiving. The Company's product line also includes diagnostic electrophysiology catheters, temporary pacing catheters and related disposable supplies.

The Company has also developed a new product for internal cardioversion of atrial fibrillation known as the ALERT System (the "ALERT System"), which uses a patented electrode catheter to deliver measured, variable, low energy electrical impulses directly to the inside of the heart in order to convert atrial fibrillation to a normal heart
rhythm.   As  of  July 6, 1998,  the  ALERT  System is
undergoing clinical trials in the United States.

The Company was incorporated in New Jersey in January, 1993.
The  Company's principal offices are located at 100  Stierli
Court, Mount Arlington, NJ 07856, and its telephone number is 973-398-2800.


                       USE OF PROCEEDS

The Company will not receive any of the proceeds from the sale of the Shares by the Selling Security Holders. The net proceeds from the sale of the Shares will be received by the Selling Security Holders.

                  SELLING SECURITY HOLDERS
The following table sets forth information as of April 17, 1998 with respect to each of the Selling Security Holders, including their respective names, record holdings of shares of the Company's Common Stock owned before the offering of the Shares, the number of shares of Common Stock being offered for each of their respective accounts and the number of shares of Common Stock to be owned of record by each of them immediately following the sale of the shares.

                           Shares of      Shares of         Common
                            Common          Common         Stock to
       Name of            Stock Owned    Stock Being       be Owned
   Selling Security         Before         Offered        After the
        Holder             Offering        (1) (2)         Offering
----------------------    -----------    -----------      ---------
SC Fundamental Value
Fund, LP (3)                376,800        339,500          37,300
10 East 50th Street
New York, NY 10022

SC Fundamental Value
BVI, Ltd. (3)               373,200        335,500          37,700
c/o SC BVI Partners
10 East 50th Street
New York, NY 10022

H & Q Life Sciences
Investors (3) (4)           430,000        430,000            0
50 Rowes Wharf
Boston, MA 02110-6679

H & Q Healthcare
Investors (3) (4)           645,000        645,000            0
50 Rowes Wharf
Boston, MA 02110-6679

Special Situations
Fund III LP (3)             411,000        375,000          36,000
153 East 53rd Street
New York, NY 10022

Special Situations
Cayman Fund (3)             137,000        125,000          12,000
153 East 53rd Street
New York, NY 10022

(1) Assumes the sale of all the Shares offered by each of the Selling Security Holders.

(2) On April 9, 1998, the Selling Security Holders purchased 2,250,000 Shares of Common Stock in a private placement of such securities conducted by the Company. The aggregate offering proceeds from the sale of the Shares was $5,062,500, based on a per share price of $2.25. The Company intends to use the proceeds of the private placement for working capital and general corporate purposes.

(3) SC Fundamental Value Fund, LP and SC Fundamental Value BVI, Ltd. share common management. H&Q Life Sciences
Investors  and  H&Q  Healthcare  Investors  share   common
management. The management companies of Special Situations Fund III LP and Special Situations Cayman Fund share certain common ownership.

(4)  H&Q Life Sciences Investors and H&Q Healthcare
Investors are significant shareholders of the Company by virtue of their holding in the aggregate greater than 10% of the issued and outstanding common stock.

Except  as  described  above, none of the  Selling  Security
Holders has held any position or office or has had any other material relationship with the Company, or any of its affiliates, within the past three years.

                    PLAN OF DISTRIBUTION

All of the Shares offered hereby may be sold from time to time by the Selling Security Holders, or by their permitted assigns or permitted transferees. The sale of the Shares by the Selling Security Holders may be effected from time to time in transactions through Nasdaq, or on one or more other securities markets and exchanges on which the Shares are then listed, in privately negotiated transactions, through the writing of options on the Shares, or otherwise, or through a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices. In addition, any of the Shares that qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold in transactions complying with such Rule, rather than pursuant to this Prospectus.

The Selling Security Holders may effect the above-mentioned transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Security Holders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they may sell as principals, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Any broker-dealer may act as a broker-dealer on behalf of the Selling Security Holders in connection with the offering of certain of the Shares by the Selling Security Holders. Any broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal may be deemed to be underwriting discounts and commissions under the Securities Act. In order to comply with the securities laws of certain states, if applicable, the Shares will be sold  in  such  jurisdictions,  if  required,  only  through registered or licensed broker-dealers. In addition, in certain states, the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and the conditions of such exemption have been satisfied.

None of the proceeds from the sale of the Shares by the Selling Security Holders will be received by the Company. There can be no assurance that the Selling Security Holders will sell any or all of the Shares offered by them hereunder.

Each Selling Security Holder and any other person who participates in a distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including the anti-manipulation rules of Regulation M, which provisions may limit the timing of purchases and affect the marketability of the Shares of Common Stock and the ability of any person to engage in market making activities for the shares of Common Stock.

The Company has the right to suspend use of this Prospectus under certain circumstances for a period of not more than sixty days in any twelve month period. The Company expects it might exercise such right if a preliminary corporate development would exist which may materially affect the Company's stock price and such development has not been appropriately publicly disclosed.

At the time a particular offering of Shares is made, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of Shares being offered and the terms of the offering, including the purchase price or public offering price, the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for Shares purchased from the Selling Security Holders, any discounts commissions and other items constituting compensation from the Selling Security Holders and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

The expenses of the registration of the Shares under the Securities Act, and the registration or qualification of the Shares under any applicable state securities laws will be paid by the Company. The Company and each Selling Security Holder have agreed to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities under the Securities Act.

                        LEGAL MATTERS

The validity of the Shares offered hereby has been passed upon for the Company by Stradley Ronon, Stevens & Young,
LLP, Philadelphia, PA.

                           EXPERTS

The consolidated financial statements of the Company incorporated by reference in this Registration Statement have been audited by Arthur Andersen LLP, Independent Public Accountants, as indicated in their report with respect thereto and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said report.



                     EP MedSystems, Inc.

                      2,250,000 SHARES OF
                        COMMON STOCK

                          PROSPECTUS

                         July 6, 1998